Contact:    Donald F.  Holt                                    January 16, 1998
            Senior Vice President &
            Corporate Controller
            (717) 231-5704


           KEYSTONE FINANCIAL REPORTS 4TH QUARTER/YEAR END RESULTS

      HARRISBURG, PA, January 16 - Keystone Financial, Inc., (NMS,NASDAQ:KSTN), the fourth largest bank holding company headquartered in Pennsylvania, today reported operating results for the fourth quarter and year ended December 31, 1997.
      Net income for the fourth quarter of 1997 reached $25,564,000, or $0.49 per share versus $22,789,000, or $0.44 per share for the same period in 1996. Net income for the year ended December 31, 1997 was $87,917,000, compared with $89,506,000, in 1996. Excluding the impact of the acquisition-related special charges and portfolio restructuring losses taken during the second quarter, 1997 net income was $96,499,000 reflecting a 9% increase in basic earnings per share from $1.72 in 1996 to $1.87, representing a return on average assets of 1.46 percent and a return on average equity of 14.54 percent.

      Assets at the close of 1997 increased to $6,841,337,000, compared with $6,450,579,000, at the close of 1996. Loans increased to $4,712,566,000, from
$4,336,470,000   in  1996,   and  deposits   grew  to   $5,233,165,000,   versus
$5,059,721,000, during the same period.

      "We are pleased with our 1997 performance. These results reflect progress in advancing our relationship banking strategy, expanding our market and creating cost efficiencies," Carl L. Campbell, president and chief executive officer said. "We have a solid platform from which to generate higher levels of revenues from our growing array of specialized financial products and services. We are optimistic that as banking industry consolidation continues, our unique blend of products, personalized service and financial strength will provide us with opportunities for growth in 1998," he concluded.

      Keystone Financial, Inc., with assets of approximately $6.8 billion has seven member banks -- American Trust Bank, N.A., Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA; -- which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., West Conshohocken, PA, a company providing investment management services, Keystone Financial Mortgage Co., Lancaster, PA, MMC&P, a retirement benefit services firm, Pittsburgh, PA, Keystone Financial Leasing Corporation, Exton, PA and Key Call Phone Banking Center, Cumberland, MD.
     For more information, visit the company's web site on the Internet at www.keyfin.com

                                     ####

Financial Highlights
(dollars in thousands, except per share data)


                                              Quarter Ended December 31,            Year-To-Date
                                              --------------------------            ------------

Earnings                                       1997        1996       Change      1997         1996     Change
-----------------------------------------------------------------------------------------------------------------------------------

Net Interest Income*                          $72,788     $69,012       5 %     $287,104   $271,092        6
Provision for Credit Losses                     3,544       3,778      (6)        15,316     10,713       43
Noninterest Income                             24,523      18,725      31         89,932     71,525       26
Noninterest Expense:
  As reported                                  55,329      49,475      12        225,990    196,245       15
  Excluding special charges                                                      214,580    196,245        9
Net Income:
  As reported                                  25,564      22,789      12         87,917     89,506       (2)
  Excluding special charges and portfolio
    restructuring losses                                                          96,499     89,506        8


Earnings Per Share:
  Basic:
    As reported                                 $0.49       $0.44      11 %        $1.70      $1.72       (1)%
    Excluding special charges and portfolio
      restructuring losses                                                          1.87       1.72        9
  Diluted                                        0.49        0.44      11           1.68       1.70       (1)
Dividends Per Share                              0.28        0.26       8           1.06       0.98        8


Performance Indicators
------------------------------------------------------------------------------------------------------------------------------------
Return on Average Assets:
  As reported                                    1.50 %      1.42 %                 1.33 %     1.43 %
  Excluding special charges and portfolio
    restructuring losses                                                            1.46       1.43

Return on Average Equity
  As reported                                   14.82 %     13.89 %                13.23 %    14.11 %
  Excluding special charges and portfolio
    restructuring losses                                                           14.54      14.11

Net Interest Margin                              4.56 %      4.58 %                 4.59 %     4.61 %

Provision for Credit Losses/Average Loans**      0.30        0.35                   0.33       0.26
Noninterest Expense/Revenues:
  As reported                                   58.57       56.39                  60.92      57.42

  Excluding special charges and portfolio
    restructuring losses                                                           57.83      57.42


                                                  December 31,
                                                  ------------

At Period End                                 1997           1996
--------------------------------------------------------------------------------
Investments                              $1,619,788        $1,590,052     2%
Loans                                     4,712,566         4,336,470     9
Total Assets                              6,841,337         6,450,579     6
Deposits                                  5,233,165         5,059,721     3
Shareholders' Equity                        685,485           660,406     4

Book Value per Share                         $13.18            $12.70
Equity to Assets Ratio                        10.02 %           10.24 %
Risk Adjusted Capital/Assets Ratio            13.75             15.66


Asset Quality
--------------------------------------------------------------------------------
Nonperforming Assets to Loans                       0.55 %                0.65 %
Loans 90 Days Past Due                              0.70                  0.46
--------------------------------------------------------------------------------
    Total Risk Elements to Loans                    1.25 %                1.11 %
--------------------------------------------------------------------------------
Allowance for Credit Losses to Loans                1.38 %                1.30 %
Allowance to Nonperforming Loans                     310                   285
Net Charge-Offs to Average Loans**                  0.29                  0.31

*Fully taxable-equivalent
**Annualized